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                                                                   EXHIBIT 10(p)
                              GOLDEN HEALTH PLAN
                     HOSPITAL SYSTEMS INTEGRATION CONTRACT



     This agreement ("HSI Contract") is entered between TriSun Medical Corporation--China, a corporation formed ("TSM") by the China National Institute of Hospital Administration for the purpose of obtaining advanced technology in health care for the citizens of China, and TriSun/CTI Asia, Ltd, a Cyprus corporation ("TriSun") formed as a strategic alliance partner for initiating telemedicine capabilities in the PRC.

     WHEREAS, the shareholders of TriSun accepted on October 6, 1994, the joint responsibility for implementing the Golden Health Plan adopted by the Ministry of Public Health through the National Institute of Hospital Administration ("NIHA") to employ for the hospitals of China a telemedicine network and to intergrade and standardize the hospital computer systems for all hospitals to enhance the delivery of advanced health care in China;
     WHEREAS, the Ministry of Public Health through NIHA adopted the business plan for TriSun on October 22, 1994, and granted to TriSun the exclusive right to place thermal imaging and telemedicine technologies in the hospitals in China; and

     WHEREAS, this HSI Contract will achieve the directive for TriSun to upgrade China's medical services information system as the exclusive company authorized by the NIHA to assimilate the proper technologies into China to develop standard management information systems among the hospitals.

                                 W I T N E S S E T H:

     NOW, THEREFORE, in exchange for the premises set forth herein, and in contemplation of the assistance of third-parties necessary to accomplish the Golden Health Plan, the parties agree as follows:

     1. PURPOSE. To achieve the goal of standardizing hospital computer systems and redesigning the administration of hospital information systems, TSM engages TriSun as its contractor for designing and computerizing hospital information systems in China. For the benefit and at the direction of the NIHA, TriSun will conduct examination of all hospital management functions. TriSun will design and apply substitute computerized systems for managing each hospital. Although some aspects of each hospital's operation may need peculiar applications, TriSun will draw from various international applications of software and hospital management practices to structure a standardized approach for managing all hospitals.

     2. MANAGEMENT FUNCTIONS. Specifically, TriSun will locate available software information systems, or construct advanced applications, to computerize each hospital's financial accounting, personnel records, inventories, prescription inventories, billing systems, cost accounting, patient treatment records, drug treatment safeguard procedures, and medical treatment evaluation systems. TriSun will design and install hospital management computers and software information systems on a hospital-by-hospital basis.

     3. DELIVERY SCHEDULE. TSM will coordinate with NIHA to determine the order for application of new information systems. TSM authorizes each hospital, among the 6,000 primary hospitals in PRC, and any clinic to engage TriSun to design and install a new information system for the particular hospital.

     4. DEVELOPMENTAL STAGE. TSM understands that a conversion of the initial hospital projects will require devotion of substantial time and effort by TriSun. The goal for devising the new information system is not only to computerize and convert the managerial system for the first hospitals. The goal is to establish a managerial standard and system for all hospitals. It is anticipated that the telecommunications superhighway will be completed over time for the benefit of all hospitals. Then managerial review information may be shared among the hospitals for comparison of cost information and analysis of deviations to continually improve the delivery of health care by hospital administrations. Therefore, the cost for the initial systems will be substantially greater than the cost for converting hospital information systems in subsequent hospitals. The interest of TriSun is to serve hospitals under the NIHA to


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effectively accomplish the goal of the Golden Health Plan to deliver advanced health care with the finest information systems with improved efficiency.

     5. CONTRACTOR COMPENSATION. TriSun will engage the professionals, purchase the rights to or design the applicable software, and acquire the necessary computer hardware and systems necessary to intergrade the hospital management computer systems efficiently. TriSun will cooperate with the hospitals and TSM for assembly and installation of new information systems utilizing cost savings measures. TriSun will be paid for each hospital project a sum of TriSun's cost plus 25% for each of the first 10 hospitals designated by TSM, or ordered by the hospitals, for review and application of a new hospital management system. After new hospital information systems have been installed in 10 hospitals, TriSun will be compensated cost plus 35% for all subsequent hospital projects.

     6. TRISUN'S COSTS. "Cost" for which TriSun will be compensated for each project shall be all direct expenses incurred by TriSun for review, analysis, professional services, wages of employees and contractors, software, hardware, travel costs for professionals and TriSun employees to and within China to perform this HSI Contract, and a reasonable allocation of
general and administrative costs for performing this HSI Contract.   A cost
to TriSun which shall be an appropriate cost under this HSI Contract would be any and all taxes, fees, or other governmental assessments which might be imposed, except any income taxes imposed against TriSun, for performing this HSI Contract. Cost for TriSun shall include any financing cost or standby letter of credit fee borne by TriSun, including TriSun's interest cost incurred to pay "Costs" of each project until TriSun receives its payment. TriSun will maintain a cost accounting system on a hospital-by-hospital project basis.

     7. METHOD OF PAYMENT. Unless a separate agreement is reached between TSM and the hospitals, the respective hospitals will be liable for payment for each project. TriSun shall be paid its "cost plus percentage" fee in the currency of the expense incurred. Much of the expenses will be incurred in Yuan, and TriSun will be compensated in that currency for those expenses. TriSun will be compensated its "cost plus percentage" for other expenses, in U.S. Dollars, including advanced software or hardware systems, general and administrative costs, and any other expenses paid by TriSun in a currency other than Yuan. Each hospital may elect whether to pay TriSun through monthly advances on a current basis or to otherwise finance payment for the hospital information system.

     8. LETTER OF CREDIT FINANCING. Unless the hospital contracts to pay fixed monthly amounts to be agreed currently, some form of financing shall be identified for payment of TriSun. TriSun will accept from the respective hospital a Bank of Construction, Bank of Communications; or Bank of China (acceptable "Bank") standby letter of credit on its behalf to finance payment over one year. TSM authorizes Bank to rely upon the liability of each respective hospital and to issue a standby letter of credit at the commencement of each project in favor of TriSun. The standby letter of credit will be issued in an agreed estimated project compensation amount.
The standby letter of credit would provide for payment to TriSun as follows:
(1) an amount of twenty-five percent (25%) of the total estimated compensation to TriSun is due and payable on the first day of the first month after the month of commencement of the project; (2) 50% of the unpaid balance of the fee to TriSun would be due and payable on the first day of the first month after TriSun submits to the Bank an affidavit verifying that the project for that hospital is completed; and (3) the balance of the total fee would be due and payable to TriSun one year from the date of the last payment. The standby letter of credit fee would be a cost of the project for purposes of this HSI Contract paid proportionately as each payment is drawn under the standby letter of credit. Under the standby letter of credit, all U.S. Dollar payments would be made to TriSun's Cyprus bank account, and all Yuan payments would be made to TriSun's bank account at the Bank. Final payment will be based upon proper expense vouchers submitted by TriSun. If payments are due before the project is completed, subsequent payments will be adjusted.

     9. ARBITRATION. Any dispute between the parties or any hospital or the Bank pertaining to this HSI Contract shall be resolved by binding arbitration in accordance with the UNCITRAL Arbitration Rules administered by the International Centers for Arbitration ("ICA"). ICA shall be the appointing and administrative authority. The supplemental procedural rules of the ICA and the laws of Cyprus shall apply. In the event of a dispute,


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any party may notify ICA to initiate arbitration in either Cyprus or China, and each party shall select an arbitrator to resolve the dispute. ICA shall appoint an independent third arbitrator who shall be familiar with customs in China and who shall be acceptable to both arbitrators.

     Signed effective this 24th day of April, 1995.



                              TRISUN MEDICAL CORPORATION--CHINA


                              By: /s/ Pei DongHong
                                  -----------------------------------
                                   Dr. Pei Donghong, President
                                   Legal Representative


                              TRISUN/CTI ASIA, LTD.


                              By: /s/ Bin Zhou
                                  ------------------------------------
                                  Dr. Bin Zhou (Ben Chou), Chairman



                              By: /s/ David B. Johnston
                                  -----------------------------------
                                  David B. Johnston, President



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